TRANSFER AGENCY AGREEMENT

Agreement made as of the 28th day of December, 1994, between Morgan Grenfell Investment Trust, (the "Trust") a Delaware business trust, having its principal office and place of business at 885 Third Avenue, New York, New York 10022 and Supervised Service Company Inc., ("SSC") a Delaware corporation having its principal office and place of business at 120 South LaSalle, Chicago It 60603 (hereinafter referred to as the "Transfer Agent").

                                   WITNESSETH:

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

         1. Approved Institution" shall mean an entity so named in a Certificate. From time to time the Trust may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

         2. The "Board of Trustees" shall mean the Board of Trustees of the Trust.

         3. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Trust which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.


         4. "Custodian" shall mean the financial institution appointed as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Trust, or its successor(s).

         5. "Trust Business Day" shall be deemed to be each day on which the New York Stock Exchange, Inc. is open for trading.

         6. "Officer" shall be deemed to be the Trust's President, any Vice President of the Trust, the Trust's Secretary, the Trust's Treasurer, the Trust's Controller, any Assistant Controller of the Trust, any Assistant Treasurer of the Trust and any Assistant Secretary of the Trust, and any other person duly authorized by the Board of Trustees to execute any Certificate, instruction, notice or other instrument on behalf of the Trust and named in the Certificate annexed hereto as Appendix A, as such Certificate may be amended from time to time, and any person reasonably believed by the Transfer Agent to be such a person.

         7. "Out-of-Pocket Expenses" means amounts reasonably necessary and actually incurred by Transfer Agent in the provision

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of Transfer Agent services or pursuant to this Agreement for the following purposes: postage (and first class mail insurance in connection with mailing share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used to record transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of out-of-pocket expenses reimbursable hereunder; and such other expenses paid or incurred by Transfer Agent at the request of the Trust. Any charges associated with special or exception processing shall also be considered Out-of-Pocket Expenses.

         8. "Prospectus" shall mean the most recent Trust prospectus actually received by the Transfer Agent from the Trust with respect to which the Trust has indicated a registration statement under the federal Securities Act of 1933 has becomes effective, including the Statement of Additional Information, incorporated by reference therein.

         9. "Shares" shall mean all or any part of each class of the shares of beneficial interest of the Trust or any series thereof listed in the Certificate as to which the Transfer Agent acts as

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

transfer agent hereunder, as may be amended from time to time, which are authorized and/or issued by the Trust.

         10. "Transfer Agent" shall mean Supervised Service Company, Inc., ("SSC"), as transfer agent and dividend disbursing agent under the terms and conditions of this Agreement, its successor(s) or assign(s).

                                   ARTICLE II

                         APPOINTMENT OF TRANSFER AGENT

         1. The Trust hereby constitutes and appoints the Transfer Agent as transfer agent of the Trust and as dividend disbursing agent during the period of this Agreement.

         2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform duties thereof as hereinafter set forth.

         3. In connection with such appointment, the Trust upon the request of the Transfer Agent, shall deliver the following documents to the Transfer Agent:

              (i) A copy of the Agreement and Declaration of Trust of the Trust and all amendments thereto (the "Declaration") certified by the Secretary of the Trust;

             (ii) A copy of the By-Laws of the Trust certified by the Secretary of the Trust;

            (iii) A copy of a resolution of the Board of Trustees of the Trust certified by the Secretary of the Trust appointing the

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

Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

             (iv) A Certificate signed by the Secretary of the Trust specifying: the number of authorized Shares or, if applicable, the fact that the number of authorized Shares is unlimited, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding; the names and specimen signatures of the Officers of the Trust; and the name and address of the legal counsel for the Trust;

              (v) Specimen Share certificates, if any, for each series or class of Shares in the form approved by the Board of Trustees of the Trust (and in a format compatible with the Transfer Agent's system), together with a Certificate signed by the Secretary of the Trust as to such approval;

             (vi) Copies of the Trust's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and

            (vii) Opinion of counsel for the Trust with respect to the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to

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

registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

                                   ARTICLE III

                      AUTHORIZATION AND ISSUANCE OF SHARES

         1. Unless the Trust has authorized an unlimited number of Shares, the Trust shall deliver to the Transfer Agent the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued:

            (a) A certified copy of any amendment to the Declaration giving effect to such increase or decrease;

            (b) In the case of an increase, an opinion of counsel for the Trust with respect to the validity of the Shares of the Trust and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

             (c) In the case of an increase, if the appointment of the Transfer Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Trustees of the Trust increasing the authority of the Transfer Agent.

         2. Unless the Trust has authorized an unlimited number of Shares, prior to the issuance of any additional Shares of the

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

Trust pursuant to share dividends or share splits, etc., and prior to any reduction in the number of shares outstanding, the Trust shall deliver the following documents to the Transfer Agent:

             (a) A certified copy of the resolution(s) adopted by the Board of Trustees and/or the shareholders of the Trust authorizing such issuance of additional Shares of the Trust or such reduction, as the case may be, and

             (b) An opinion of counsel for the Trust with respect to the validity of the Shares of the Trust and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the specific grounds therefor).

                                   ARTICLE IV

                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

        1. In the case of any negative share split, recapitalization or other capital adjustment requiring a change in the form of any Share certificates of the Trust, the Transfer Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

             (a) A Certificate authorizing the issuance of the Share certificates in the new form;

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

             (b) A certified copy of any amendment to the Declaration with respect to the change;

             (c) Specimen Share certificates for each class of Shares in the new form approved by the Board of Trustees of the Trust, with a Certificate signed by the Secretary of the Trust as to such approval; and

             (d) An opinion of counsel for the Trust with respect to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

        2. The Trust at its expense shall furnish the Transfer Agent with a sufficient supply of blank Share certificates in the new form and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be compatible with the Transfer Agent's system and shall be properly signed by facsimile or otherwise by Officers of the Trust authorized by law or by the By-Laws to sign Share certificates and, if required shall bear the corporate Seal or facsimile thereof. The Trust agrees to indemnify and exonerate, save and hold the Transfer Agent harmless, from and against any and all claims or demands that may be asserted against the Transfer Agent

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

with respect to the genuineness of any Share certificate supplied to the Transfer Agent pursuant to this section.

                                   ARTICLE V

                                   ISSUANCE,

                       REDEMPTION AND TRANSFER OF SHARES

        1. (a) The Transfer Agent acknowledges that it has received a copy of the Trust's prospectus and statement of additional information, which prospectus and statement of additional information describe how sales and redemption of Shares of the Trust shall be made, and the Transfer Agent agrees to accept purchase orders and redemption requests with respect to Shares of the Trust on each Trust Business Day in accordance with such prospectus and statement of additional information. The Trust agrees to provide the Transfer Agent with sufficient advance notice to enable the Transfer Agent to effect any changes in the procedures set forth in the prospectus and statement of additional information regarding such purchase and redemption procedure; provided, however, that in no event will such advance notice be less than 30 days.

             (b) The Transfer Agent shall also accept with respect to each Trust Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Trust, a computer tape or electronic data transmission consistent in all respects with the Transfer Agent's tape layout package, as amended from time to time, which is believed by the Transfer Agent to be furnished by

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

or on behalf of any Approved Institution. The Transfer Agent shall not be liable for any losses or damages to the Trust or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

        2. On each Trust Business Day the Transfer Agent shall, as of the time at which the Trust computes the net asset value of each series of the Trust, issue to and redeem from the accounts specified in a purchase order, redemption request, or computer tape or electronic data transmission, which in accordance with the Prospectus is effective on such Trust Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of each series of the Trust specified in an advice received on such Trust Business Day from the Trust. The Transfer Agent shall be responsible for verifying that the amounts provided to the Transfer Agent by or on behalf of the Trust are consistent with the number of shares issued or redeemed, based upon the applicable per share net asset value. Notwithstanding the foregoing, if a redemption specified in a computer tape or electronic data transmission is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part and shall within twenty-four hours

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

orally advise the Approved Institution which supplied such tape of the discrepancy.

        3. In connection with a reinvestment of a dividend or distribution of Shares of a series of the Trust, the Transfer Agent shall as of each Trust Business Day, as specified in a Certificate or resolution described in paragraph 1 of succeeding Article VI, issue Shares of such series based on the net asset value per Share of such series specified in an advice received from the Trust on such Trust Business Day.

        4. On each Trust Business Day the Transfer Agent shall supply the Trust with a statement specifying with respect to the immediately preceding Trust Business Day: the total number of Shares of each series of the Trust (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of each series of the Trust sold on such day, pursuant to preceding paragraph 2 of this Article; the total number of Shares of each series of the Trust redeemed from Shareholders by the Transfer Agent on such day; the total number of Shares of each series of the Trust, if any, sold on such day pursuant to preceding section 3 of this Article, and the total number of Shares of each series of the Trust issued and outstanding.

        5. In connection with each purchase and each redemption of Shares, the Transfer Agent shall send such statements as are prescribed by the federal Securities laws applicable to transfer

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

agents or as described in the Prospectus. If the Prospectus indicates that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign, issue and mail to such shareholder at the address set forth in the records of the Transfer Agent a Share certificate for any full Share requested.

        6. As of each Trust Business Day the Transfer Agent shall furnish the Trust with an advice setting forth the number and dollar amount of Shares of each series of the Trust to be redeemed on such Trust Business Day in accordance with paragraph 2 of this Article.

        7. Upon receipt of a proper redemption request and moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law (a) in the case of a redemption of Shares pursuant to a redemption described in preceding paragraph 1(a) of this Article, make payment in accordance with the Trust's redemption and payment procedures described in the Prospectus, and (b) in the case of a redemption of Shares pursuant to a computer tape or electronic data transmission described in preceding paragraph 1(b) of this Article, make payment by directing a federal funds wire order to the account previously

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

designated by the Approved Institution specified in said computer tape or electronic data transmission.

        8. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Trust or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

        9. Upon the issuance of any Shares in accordance with this Agreement, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with such issuance of any Shares.

        10. The Transfer Agent shall accept a computer tape or electronic data transmission consistent with the Transfer Agent's tape layout package, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape or electronic data transmission. The Transfer Agent shall not be liable for any losses to the Trust or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason

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

beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

        11. (a) Except as otherwise provided in paragraph (b) of this Section 11 and in Section 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of Share certificates or instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of share transfer taxes. In the case of small estates where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Trust, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the share certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized officer of the Trust, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad- 15. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it

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

shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Trust shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws, except that in no event will the Trust indemnify the Transfer Agent against any liability arising directly or indirectly out of any willful misfeasance, bad faith or negligence by the Transfer Agent or reckless disregard by the Transfer Agent of its duties hereunder.

             (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Trust in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

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

        12. Notwithstanding any provision contained in this agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to Section 11 of this Article or any redemption of any Shares pursuant to a computer tape or electronic data transmission described in this Agreement, any documents, including, without limitation, any documents of the kind described in paragraph (a) of Section 11 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

        13. (a) As used in this Agreement, the terms "computer tape" or electronic data transmission and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution", shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been input by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of
Section 1 of this Article, such a computer tape or electronic data transmission shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and the Trust only if the information

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

reflected thereon was input to the System at such times as are agreed upon from time to time by the Transfer Agent and the Trust.

             (b) Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information to a System.

             (c) The Transfer Agent reserves the right to approve, in advance, any Approved Institution, such approval not to be unreasonably withheld. The Transfer Agent also reserves the right to terminate any and all automated data communications, at its discretion, upon a reasonable attempt to notify the Trust when in the opinion of the Transfer Agent continuation of such communications would jeopardize the accuracy and/or integrity of the Trust's records on the System.
                                   ARTICLE VI

                           DIVIDENDS AND DISTRIBUTIONS

         1. The Trust shall furnish to the Transfer Agent a copy of a resolution of its Board of Trustees or of its Dividend committee, as the case may be, certified by the Secretary or any Assistant Secretary of the Trust, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment, or accrual, as the

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

case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Transfer Agent on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in clause
(i) of this Section.

        2. Upon the mail date specified in such Certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of the Transfer Agent on behalf of the applicable series of the Trust an amount of cash, if any, sufficient for the Transfer Agent to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the shareholders who were of record on the record date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or (ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in good faith and without negligence, in accordance with a Certificate or resolution described in the

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

preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Trust or applicable series of the Trust as of the record date, the Transfer Agent shall, upon notifying the Trust, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

         3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution based on information provided in the Certificate that is incorrect. The Trust agrees to pay the Transfer Agent for any and all costs, both direct and out-of-pocket expenses, incurred in such corrective work as necessary to remedy such error.

         4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Trust but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.

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

                                   ARTICLE VII

                              CONCERNING THE TRUST

        1.   The Trust represents to the Transfer Agent that:

             (a) It is a business trust duly organized and existing under the laws of the State of Delaware.

             (b) It is empowered under applicable laws and by its Declaration and By-Laws to enter into and perform this Agreement.

             (c) All requisite action has been taken to authorize it to enter into and perform this Agreement.

             (d) It is an investment company registered under the Investment Company Act of 1940, as amended.

             (e) A registration statement under the Securities Act of 1933, as amended, with respect to the Shares is effective. The Trust shall notify the Transfer Agent if such registration statement or any state securities registrations have been terminated or a stop order has been entered with respect to the Shares.

         2. The Trust shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Trust

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

notwithstanding such death, resignation or removal, and the Trust shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

         3. It shall be the sole responsibility of the Trust to deliver to the Transfer Agent the Trust's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by the Transfer Agent.

                                  ARTICLE VIII

                          CONCERNING THE TRANSFER AGENT

         1.  The Transfer Agent represents and warrants to the Trust that:

             (a) It is a corporation duly organized and existing under the laws of the State of Delaware.

             (b) It is empowered under applicable law and by its Charter and By-laws to enter into and perform this Agreement.

             (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

             (d) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

         2. The Transfer Agent shall not be liable and shall be indemnified in acting upon any computer tape or electronic data transmission, writing or document reasonably believed by it to be genuine and to have been signed or made by an Officer of the Trust

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

or person designated by the Trust and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Trust or such person. It shall also be protected in processing Share certificates which bear the proper countersignature of the Transfer Agent and which it reasonably believes to bear the proper manual or facsimile signature of the Officers of the Trust.

         3. The Transfer Agent upon notice to the Trust may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by mutual fund transfer agents.

         4.  The Transfer Agent shall keep such records as are specified in
Schedule II hereto in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a- 2 and 31a-3 under the Investment Company Act of 1940, as amended. The Transfer Agent acknowledges that such records are the property of the Trust. The Transfer Agent may deliver to the Trust from time to time at its discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers, documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to

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

applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate, or other document so returned, if and when required. The records specified in Schedule II hereto maintained by the Transfer Agent pursuant to this Section 4, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this Section 4, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and records shall be delivered to the Trust upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Trust.

         5. The Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its bad faith, negligence, willful misfeasance, gross negligence or reckless disregard of its duties under this Agreement.

         6a. The Trust shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or

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

which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by any prior transfer agent of the Trust or as a result of any action taken or omitted to be taken by the Transfer Agent, without negligence or willful misconduct, in good faith reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer tape or electronic data transmission reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Trust; (v) any Certificate or other instructions of an Officer; or (vi) any opinion of legal counsel for the Trust or the Transfer Agent. The Trust shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in connection with its appointment hereunder and in good faith reliance upon any law, act, regulation or any interpretation of the same even though such law, act or

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

regulation may thereafter be altered, changed, amended or repealed.

         6b. The Transfer Agent shall not settle any claim, demand, expense or liability for which it may seek indemnity pursuant to Section 6(a) above (each, an "Indemnifiable Claim") without the express written consent of the President of the Trust. The Transfer Agent shall notify the Trust within 15 days of receipt of notification of an Indemnifiable Claim, provided that the failure by the Transfer Agent to furnish such notification shall not impair its right to seek indemnification from the Trust unless the Trust is unable to adequately defend the Indemnifiable Claim as a result of such failure, and further provided, that if as a result of the Transfer Agent's failure to provide the Trust with timely notice of the institution of litigation a judgment by default is entered, prior to seeking indemnification from the Trust the Transfer Agent, at its own cost and expense, shall open such judgment. The Trust shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel selected by the Trust and reasonably acceptable to the Transfer Agent. The Transfer Agent may join in such defense at its own expense, but to the extent that it shall so desire the Trust shall direct such defense. The Trust shall not settle any Indemnifiable Claim without the express written consent of the Transfer Agent if the Transfer Agent determines that such settlement would have an adverse effect on the Transfer

Agent beyond the scope of this Agreement. In such event, each of the Trust and the Transfer Agent shall be responsible for their own defense at their own cost and expense, and such claim shall not be deemed an Indemnifiable Claim hereunder. If the Trust shall fail or refuse to defend an Indemnifiable Claim, the Transfer Agent may provide its own defense at the cost and expense of the Trust. Anything in this Agreement to the contrary notwithstanding, the Trust shall not indemnify the Transfer Agent against any liability or expense arising out of the Transfer Agent's willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Transfer Agent shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's willful misfeasance, lack of good faith, negligence, gross negligence or reckless disregard of its duties and obligations under this Agreement.

         7. The Transfer Agent shall not be liable to the Trust with respect to any redemption draft on which the signature of the drawer is forged and which the Trust's Custodian or Cash Management bank has advised the Transfer Agent to honor the redemption; nor shall Transfer Agent be liable for any material alteration or absence or forgery of any endorsement, it being understood that the Transfer Agent's sole responsibility with respect to inspecting redemption drafts is to use reasonable care to verify the drawer's signature against signatures on file.

         8. There shall be excluded from the consideration of whether the Transfer Agent has been negligent or has breached this Agreement, any period of time, and only such period of time, during which the Transfer Agent's performance is materially affected, by reason of circumstances beyond its control including, without limitation (except as provided below), mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, strikes, lockouts, work stoppages or other similar circumstances.

         9. At any time the Transfer Agent may apply to an Officer of the Trust for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Trust may set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. The Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel of the Trust, or upon notice to the Trust, its own counsel, at the expense of the Trust and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Trust or its own counsel.

         10. The Transfer Agent My issue new Share certificates in place of certificates represented to have been lost, stolen, or destroyed upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Trust or the Transfer Agent. The Transfer Agent may also reissue certificates which are represented as lost, stolen, or destroyed without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, the Transfer Agent will reissue a certificate upon written authorization from an Officer of the Trust.

         11. In case of any requests or demands for the inspection of the shareholder records of the Trust, the Transfer Agent will endeavor to notify the Trust promptly and to secure instructions from an Officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Trust that such disclosure has been made or is to be made.

         12. At the request of an Officer of the Trust the Transfer Agent will address and mail such appropriate notices to shareholders as the Trust may direct.

         13. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

             (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor (provided, however, that nothing contained in this paragraph (a) shall relieve the Transfer Agent of its obligations set forth in Article V, Section 2), or the authority of the Approved Institution or of the Trust, as the case may be, to request such sale or issuance;

             (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor (provided, however, that nothing contained in this paragraph (b) shall relieve the Transfer Agent of its obligations set forth in
Article V, Section 2), or the authority of the Approved Institution or of the Trust, as the case may be, to request such transfer or redemption;

             (c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

             (d) The legality of any recapitalization or readjustment of Shares.

         14. The Transfer Agent shall be entitled to receive and the Trust hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Schedule I hereto, (i) its reasonable out- of-pocket expenses (including reasonable legal expenses and attorney's fees) incurred in connection with its performance hereunder and (ii) such compensation as may be agreed upon in writing from time to time by the Transfer Agent and the Trust.

         15. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

         16. Purchase and Prices of Services.

             (a) The Trust will compensate the Transfer Agent for, and Transfer Agent will provide, beginning on the execution date of this Agreement and continuing until the termination of this Agreement as provided hereinafter, the Services set forth in Schedule I.

             (b) The current unit prices for the Services are set forth in
Schedule III (the "Schedule III Fee Schedule"). The Schedule III Fees may be amended by the mutual agreement of the Trust and the Transfer Agent. Notwithstanding the foregoing, the Transfer Agent may increase prices due to changes in legal or regulatory requirements subject to the approval of the Trust, which approval shall not be unreasonably withheld.

         17. Billing and Payment.

             (a) The Transfer Agent shall bill the Trust as follows: (i) monthly in arrears for Accounts maintained and in arrears for any Out-of- Pocket Expenses incurred by the Transfer Agent, provided, however, that with respect to Out-of-Pocket Expenses the Transfer Agent shall provide the Trust monthly with an amount to be advanced to the Transfer Agent for estimated postage expenses for the following month. Documentation to support reconciliation of actual postal charges will be provided to the Trust monthly. The Transfer Agent may from time to time request the Trust to make additional advances when appropriate.

             (b) The Trust shall pay the Transfer Agent in immediately available funds at United Missouri Bank in Kansas City, Missouri within thirty (30) days of the date of the bill.

                                   ARTICLE IX

                                   TERMINATION

         Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of receipt of such notice. In the event such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust, certified by its Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Trust, on or before the termination date, shall deliver to the Transfer Agent a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

         In the event this Agreement is terminated as provided herein, the Transfer Agent, upon the written request of the Trust, shall deliver the records of the Trust on electromagnetic media to the Trust or its successor transfer agent. The Trust shall be responsible to the Transfer Agent for the reasonable costs and expenses associated with the preparation and delivery of such media.

                                    ARTICLE X

                                  MISCELLANEOUS

         1. The Trust agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, which shall not be unreasonably withheld.

         2. Any notice required or permitted to be given hereunder shall be deemed given either: (a) when sent by registered or certified mail, postage prepaid, addressed to the party to whom notice is being given at such party's address set forth below, or at the last address furnished in writing by such party to the other party; or (b) upon receipt by the party to whom notice is being given at such party's address set forth below, or at the last address furnished in writing by such party to the other party via overnight delivery.

If to the Trust, at:

                  Morgan Grenfell Investment Trust
                  885 Third Avenue
                  New York, NY 10022
                  Attention:  James E. Minnick

With a copy to:

                  Hale and Dorr
                  60 State Street
                  Boston, MA  02109
                  Attention:  Ernest V. Klein, Esq.

If to the Transfer Agent, at:

                  Supervised Service Company
                  120 South LaSalle Street
                  Chicago, IL 60603
                  Attention:  Robert J. Engling

With a copy to:

                  Supervised Service Company
                  811 Main Street
                  Kansas City, MO 64105
                  Attention:  Robert W. Ciarlelli

         3. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

         4. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that the Transfer Agent may assign this Agreement to a corporate affiliate with advance written notice to, and advance written consent by, the Trust, which consent shall not be unreasonably withheld.

         5. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

         6. This Agreement My be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         7. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Trust, and no rights shall be granted to any other person by virtue of this Agreement.

         8. (a) The Transfer Agent will endeavor to assist in resolving shareholder inquiries and errors relating to the period during which prior transfer agents acted as such for the Trust. Any such inquiries or errors which cannot be expediently resolved by the Transfer Agent will be referred to the Trust.

             (b) The Transfer Agent shall be responsible for the safekeeping and maintenance of only those transfer agency records, cancelled certificates and correspondence of the Trust created or produced prior to the time of conversion which are under its control and acknowledged in a writing to the Trust to be in its possession. Any expenses or liabilities incurred by the Transfer Agent as a result of shareholder inquiries, regulatory compliance or audits related to such records and not caused as a result of Transfer Agent's bad faith, willful malfeasance or negligence shall be the responsibility of the Trust as provided in Article VIII herein.

         10. The Trust and the Transfer Agent agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees of the Trust, shareholders of the Trust, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration.

The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by them or any shareholder of the Trust personally, but will bind only the property of the Trust as provided in the Declaration. No series of the Trust will be liable for any claims against any other series of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.

Supervised Service Company, Inc.           Morgan Grenfell Investment Trust

By: /s/ Thomas M. Blodget                  By: /s/ James E. Minnick
    ---------------------                      --------------------
        (Signature)                                (Signature)

    /s/ Thomas M. Blodget                        James E. Minnick
    ---------------------                      --------------------
          (Name)                                      (Name)

           SVP                                      President
    ---------------------                      --------------------
          (Title)                                   (Title)

                                   SCHEDULE I
                             DESCRIPTION OF SERVICES

         In consideration of the fees to be paid in such manner and at such times as the Trust and Transfer Agent may agree, Transfer Agent will provide the services set forth below:

         Examine and Process New Accounts, Subsequent Payments, Liquidations, Exchanges, Telephone Transactions, Check Redemptions, Automatic Withdrawals, Certificate Issuance, Wire Order Trades, Dividends, Dividend Statements, Dealer Statements.

DAILY ACTIVITY
--------------

         Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:

         Name and Address, including Zip Code

         Balance of Uncertificated Shares

         Balance of Certificated Shares

         Certificate number, number of shares, issuance date of each certificate outstanding and cancellation date for each certificate date for each certificate no longer outstanding, if issued

         Balance of dollars available for redemption

         Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash)

         Type of account code

         Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available

         Original establishment date for accounts opened by exchange

         W-9 withholding status and periodic reporting

         State of residence code

         Social Security or taxpayer identification number, and indication of certification

         Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time-to-time

         Indication as to whether phone transactions can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

         An alternate or "secondary" account number issued by a dealer (or bank, etc.) to a customer for use, inquiry and transaction input by "remote accessors"

FUNCTIONS
---------

         Answer investor and dealer telephone and/or written inquiries, except those concerning Trust policy, or requests for investment advice which will be referred to the Trust, or those which the Trust chooses to answer

         Deposit Trust share certificates into accounts upon receipt of instructions from the investor or other authorized person, if issued

         Examine and process transfers of shares insuring that all transfer requirements and legal documents have been supplied

         Process and confirm address changes

         Process standard account record changes as required, i.e. Dividend Codes, etc.

         Microfilm source documents for transactions, such as account applications and correspondence

         Perform backup withholding for those accounts which federal government regulations indicate is necessary

         Perform withholdings on liquidations, if applicable, for employee benefit plans. Prepare and mail 5498s and 1099R's

         Solicit missing taxpayer identification numbers

         Provide remote access inquiry to Trust records via Trust supplied hardware (Trust responsible for connection line and monthly fee)

REPORTS PROVIDED
----------------

         Daily Journals        Reflecting all shares and
                               dollar activity for the
                               previous day

         Blue Sky Report       Supply information monthly
                               for Trust's preparation of
                               Blue Sky Reporting

         N-SAR Report          Supply monthly correspondence,
                               redemption and liquidation
                               information for use in Trust's
                               N-SAR Report

         Additionally, monthly average daily balance reports will be provided at the Trust's request to the Trust at no charge.

         Prepare and mail copies of summary statements to dealers and investment advisers

         Generate and mail confirmation statements for financial transactions

DIVIDEND ACTIVITY
-----------------

         Reinvest or pay in cash including reinvesting in other funds within the fund group serviced by the Transfer Agent as described in the Trust's prospectus

         Distribute capital gains simultaneously with income dividends

DEALER SERVICES
---------------

         Prepare and mail confirmation statements to dealers daily

         Prepare and mail copies of statements to dealers, same frequency as investor statements

SHAREHOLDER MEETINGS
--------------------

         Assist Trust in obtaining a qualified service to: address and mail proxies and related material, tabulate returned proxies and supply daily reports when sufficient proxies have been received Prepare certified list of stockholders, hard copy or microform

PERIODIC ACTIVITIES
-------------------

         Mail transaction confirmation statements daily to investors

         Address and mail four (4) periodic financial reports (material must be adaptable to Transfer Agent's mechanical equipment as reasonably specified by the Transfer Agent)

         Mail periodic statements to investors

         Compute, prepare and furnish all necessary reports to Governmental authorities: Forms 1099R, 1099DIV, 1099B, 1042 and 1042S

         Enclose various marketing material as designated by the Trust in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

                                   SCHEDULE II
                      RECORDS MAINTAINED BY TRANSFER AGENT

         --  Account applications

         --  Cancelled certificates plus stock powers and supporting documents

         -- Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

         -- Indemnity bonds for replacement of lost or missing share certificates and checks

         -- Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

                                  SCHEDULE III

                                  FEE SCHEDULE

                        MORGAN GRENFELL INVESTMENT TRUST

                                           Annual Fee         Minimum Annual
                                           Per Account        Fee per Series

Morgan Grenfell Large Cap                    $25.00              $10,000
 Growth Fund

Morgan Grenfell Smaller                      $25.00              $10,000
 Companies Fund

Morgan Grenfell Fixed                        $25.00              $10,000
 Income Fund

Morgan Grenfell Short-Term                   $25.00              $10,000
 Fixed Income Fund

Morgan Grenfell Municipal                    $25.00              $10,000
 Bond Fund

Morgan Grenfell Short-Term                   $25.00              $10,000
 Municipal Bond Fund

Morgan Grenfell Microcap                     $25.00              $10,000
 Fund